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                                                                     Exhibit 3.3

                             GILDAN ACTIVEWEAR INC.
                              (the "CORPORATION")

                       Meeting of the Board of Directors
                               (February 9, 1999)

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RESOLVED:

                        "Corporate Governance Committee

     THAT the Corporation hereby establishes a Corporate Governance Committee and that the following be and the same is hereby added to the Administrative Resolutions of the Corporation as section 8.1(iii):

     "(iii)    CORPORATE GOVERNANCE COMMITTEE -- The Corporate Governance
     Committee will perform the functions customarily performed by such committees. Among its duties are the following:

     - establishing procedures for recruiting new Directors and other performance-enhancing measures, such as assessing the individual and collective effectiveness of the Board Members;

     - responding to any other issue prescribed by the Guidelines for Improved Corporate Governance in Canada adopted by the Montreal and Toronto stock exchanges; and

     - developing the Corporation's approach to any other governance issues."